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Exhibit 10.7

EMPLOYMENT AGREEMENT

        Agreement, made this 23rd day of June, 2003, between Crown Media Holdings, Inc., a Delaware corporation with offices at 6430 South Fiddlers Green Circle, Greenwood Village, CO 80111 or its permits assigns ("Employer") and William Abbott ("Employee"), 94 Hills Drive, Oyster Bay, NY 11771.

WITNESSETH:

        WHEREAS, Employee is currently employed by Crown Media United States, LLC ("CMUS" f.k.a. Odyssey Holdings, LLC), a subsidiary of Employer, under an employment agreement dated January 27, 2000; and

        WHEREAS, Employer desires to extend the employment of Employee and Employee desires to continue to be employed by Employer upon the terms and conditions set forth:

        NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

        1.    Employment and Duties.

          (a)   Effective July 1, 2003 (the "Effective Date"), Employer hereby extends Employee's employment and Employee hereby agrees to continue to serve as Executive Vice President, National Advertising Sales, reporting directly to the President of Employer or the President of CMUS. Employee agrees to perform such services, as requested by Employer, as are consistent with Employee's position. Employee shall use Employee's best efforts to promote the interests of Employer and shall devote Employee's full business time, energy and skill exclusively to the business and affairs of Employer during the "Term" (as "Term" is defined in Paragraph 2 below).

          (b)   During the course of Employee's employment hereunder, Employer may create or utilize subsidiary companies for the production and distribution of programming or to conduct the other activities and businesses of Employer. Employer shall have the right, without additional compensation to Employee, to loan or make Employee available to any subsidiary of Employer or company in common ownership with Employer to perform services for any programming, property or project owned or controlled by Employer or any such entity, provided that Employee's services for any such entity shall be consistent with Employee's duties hereunder. Employee further agrees that all the terms of this Employment Agreement shall be applicable to Employee's services for each such entity.

        2.    Term of Employment.    The term of Employee's employment ("Term") with Employer hereunder shall commence on July 1, 2003 and shall end on February 7, 2007, unless terminated earlier as is provided in Paragraph 8 of this Agreement or extended by mutual agreement of the parties.

        3.    Compensation.

          (a)    Salary.    As compensation for Employee's services hereunder, Employer shall pay to Employee a salary at the rate of $405,075 per year during the period July 2, 2003 through February 7, 2004 (prorated), $475,000 per year during the period February 8, 2004 through February 7, 2005; $498,750 per year during the period February 8, 2005 through February 7, 2006; and $523,688 per year during the period February 8, 2006 through February 7, 2007. Such salary shall be paid biweekly, in arrears. The salary increases for each of the last two years of the Term (i.e. '05 to '06 and '06 to '07) represent 5% increases over the previous year. In the event in either year the increase, if any, of the Consumer Price Index calculated by the Department of Labor for the region including the greater New York City metropolitan area (the "CPI") as of July 1 of the relevant year as compared to the CPI as of the July 1 of the prior year increases by more than 5%, then Employee's salary will be increased by the higher CPI percentage in lieu of the 5% increases specified above.

          (b)    Bonuses.    Employee will be paid an annual bonus for fiscal 2003 of at least Seventy-Five Thousand Dollars ($75,000) and up to One Hundred Fifty Thousand Dollars ($150,000) for achieving 100% of the annual target for sales achievement for the 2003 fiscal year based on the Company's Sales Incentive Plan, which was developed by Employee and approved by Company. For each subsequent fiscal year during the Term, Employee will be paid a minimum bonus equal to 25% of the salary paid to Employee in that year pursuant to Paragraph 3(a) above and a maximum bonus of 50% of such yearly salary. One-half of the bonus in excess of the 25% minimum (i.e. up to another 12.5% of salary) will be paid for achievement 100% of the Company's Sales Incentive Plan, as developed by Employee and approved by Company. The other one-half of the bonus in excess of the 25% minimum (i.e. up to another 12.5% of salary) will be paid for achievement, as determined by the Company in its sole discretion, of other sales objectives set by the President and CEO of the Company in consultation with Employee. Additional bonuses may be payable to Employee, in the sole discretion of the Company, for over-achievement of these goals. All bonuses will be paid on the date on which the Company pays bonuses to its employees in general.

          (c)    Withholding.    All payments of salary shall be made in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer. Employer shall be entitled to deduct from each payment of compensation to Employee such items as federal, state and local income taxes, FICA, unemployment insurance and disability contributions, and such other deductions as may be required by law.

          (d)    Expenses.    During the Term, Employer shall pay or reimburse Employee on an accountable basis for all reasonable and necessary out-of-pocket expenses for entertainment, travel, meals, hotel accommodations and other expenditures incurred by Employee in connection with Employee's services to Employer in accordance with Employer's expense account policies for employees at similar levels. When Employee is required by the Company for business reasons to travel by air, Company shall provide business class air accommodations, or if business class is not available, then first class.

          (e)    Fringe Benefits.    During the Term, Employee shall be entitled to receive the following fringe benefits: (i) an allowance of $10,000 per year for an automobile, (ii) group medical, dental, life and disability insurance as per Employer policy, and (iii) any other fringe benefits, on terms that are or may become available generally to comparable employees of Employer. Employee shall also be entitled to (but may at no time during the Term accrue in excess of) four weeks paid vacation for each year of the Term.

        4.    Place of Employment.    During the Term, Employee shall be required to perform Employee's duties at Employer's offices in New York City or at such other principal location in the New York metropolitan area (or such other location as may be mutually agreeable to Employer and Employee), and Employee shall undertake all travel required by Employer in connection with the performance of Employee's duties hereunder.

        5.    Confidentiality, Intellectual Property; Name and Likeness.

          (a)   Employee agrees that Employee will not during the Term or thereafter divulge to anyone (other than Employer and its executives, representatives and employees who need to know such information or any persons designated by Employer) any knowledge or information of any type whatsoever designated or treated as confidential by Employer relating to the business of Employer or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as concrete proposals, plans, scripts, treatments and formats described in subparagraph (b) below. Employee further agrees that Employee will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of Employee's duties hereunder) without the prior written consent of Employer. This provision does not apply to information which becomes available publicly without the fault of Employee or information which Employee discloses in confidence to Employee's own privileged representatives or is required to disclose in legal proceedings, provided Employee gives advance notice to the Chief Executive Officer of Employer and an opportunity to Employer to resist such disclosure in legal proceedings.

          (b)   During the Term, Employee will disclose to Employer all concrete proposals, plans, scripts, treatments, and formats invented or developed by Employee during the Term which relate directly or indirectly to the business of Employer or any of its subsidiaries or affiliates including, without limitation, any proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable. Employee agrees that all such proposals, plans, scripts, treatments, and formats are and will be the property of Employer. Employee further agrees, at Employer's request, to do whatever is necessary or desirable to secure for the Employer the rights to said proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to Employer at Employer's expense.

          (c)   Employer shall have the right in perpetuity to use Employee's name in connection with credits for programming, properties and projects for which Employee performs any services pursuant to this Agreement.

        6.    Employee's Representations.    Employee represents and warrants that:

          (a)   Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee's duties and obligations hereunder;

          (b)   To the best of Employee's knowledge, Employee is not subject to any undisclosed medical condition which might have a material effect on Employee's ability to perform satisfactorily Employee's services hereunder.

        7.    Non-Competition; No Raid.

          (a)   During the Term, Employee shall not engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which materially interferes with any of Employee's duties or obligations hereunder or which is directly competitive with the business of the Employer or its subsidiaries, including but not limited to the production, distribution or any other exploitation of audiovisual television material (the "Other Business").

          (b)   Employee further agrees that during the Term and for a period of one year thereafter, Employee will not employ, or attempt to employ or assist anyone else to employ, any person who is, at the date of termination of Employee's employment, working as an officer, policymaker or in high-level creative development or distribution (including without limitation executive employees) for or rendering substantially full-time services as such to Employer.

        8.    Termination.

          (a)   This Agreement may be terminated and the Term ended on five (5) business days' written notice for any one of the following reasons (except (i) in which case termination shall occur on the date of death):

              (i)  The death of Employee;

             (ii)  The physical or mental disability of Employee to such an extent that Employee is unable to render services to Employer for a period exceeding an aggregate of twelve (12) weeks during any twelve month period of the Term. For purposes of counting the aggregate of thirty (30) business days, days properly designated by Employee as vacation days shall not be counted. In the case of termination by virtue of either the death or disability of Employee, Employee or his heirs will be paid any bonuses which Employee has earned and which are attributable to periods prior to the effective date of termination, such payment to occur on the date such bonus would normally be paid;

            (iii)  For "cause," which for purposes of this Agreement shall be defined as:

              (A)  the use of drugs and/or alcohol which interfere materially with Employee's performance of Employee's services under this Agreement;

              (B)  Employee's conviction of any act which constitutes a felony under federal, state or local laws or the law of any foreign country;

              (C)  Employee's persistent failure after written notice to perform, or Employee's persistent refusal to perform after written notice, any of Employee's duties and responsibilities pursuant to this Agreement; or

              (D)  Employee's dishonesty in financial dealings with or on behalf of Employer, its subsidiaries, affiliates and parent corporation or in connection with performance of Employee's duties hereunder.

          (b)   Employer shall also have the right to terminate Employee at any time prior to the expiration of the Term, in addition to pursuant to Paragraph 8(a) above, by providing Employee with written notice. In the event of a termination pursuant to this Paragraph 8(b), Employer shall pay to the Employee, commencing thirty (30) days after such notice of termination, the following: (i) the remaining amounts described in Paragraph 3(a) above for the balance of the Term at such time or times such payments would otherwise be due and (ii) any bonuses which Employee has earned and which are attributable to periods prior to the effective date of termination, such payment to occur on the date such bonus would normally be paid; provided, however, that Employee shall have a duty to mitigate damages by pursuing reasonably comparable alternative employment. If Employee is employed in any capacity following termination pursuant to this Paragraph 8(b), any sums earned by Employee pursuant to such subsequent employment during the balance of the time that constituted the Term hereunder, shall be offset against any remaining obligation Employer may have to Employee hereunder. Without limiting the foregoing, Employer shall not be liable for any consequential or punitive damages claimed as a result of any such termination. Employer shall have no further obligations to Employee hereunder. If Employer terminates Employee under this Paragraph 8(b), Paragraph 7(a) shall not apply from the date of termination (c) In the event that Employer terminates this Agreement due to any of the reasons set forth in Paragraphs 8(a)(i), 8(a)(ii) or 8(a)(iii)(A-D) above, Employee shall be paid Employee's salary through the later of the expiration of the five (5) business days period referred to in Paragraph 8(a) or the end of the month in which the termination event occurs, after which Employer's obligation to pay salary to Employee shall terminate. After making the payments provided for in this sub-paragraph (c), Employer shall have no further obligations to Employee pursuant to this Agreement.

          (d)   Upon termination of this Agreement, Employee shall promptly return all of Employer's property to Employer.

          (e)   Upon termination of Employee's employment for any reason, Employee shall tender Employee's resignation from the Board of Directors of any of Employer's subsidiaries or affiliates on which Employee is serving, and Employer shall accept such resignation forthwith.

        9.    Breach; Remedies.    Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of the breach by Employee of the terms and conditions of this Agreement, Employer shall be entitled, inter alia, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, and to seek to enforce the specific performance thereof by Employee, and/or to seek to enjoin Employee from performing services for any other person, firm or corporation. The parties further stipulate that the law of State of New York shall apply to any dispute of action regarding this Agreement.

        10.    Assignment.    This Agreement is a personal contract and, except as specifically set forth herein, the rights, interests and obligations of Employee herein may not be sold, transferred, assigned, pledged or hypothecated, although Employee may assign or use as security payments due hereunder from Employer. The rights and obligations of Employer hereunder shall bind in their entirety the successors and assigns of Employer, although Employer shall remain fully liable hereunder. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at the time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Employer.

        11.    Amendment; Captions.    This Agreement contains the entire agreement between the parties. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement. If any clause in this Agreement is found to be unenforceable, illegal or contrary to public policy, the parties agree that this Agreement shall remain in full force and effect except for such clause.

        12.    Prior Agreements.    This Agreement supersedes and terminates all prior agreements between the parties relating to the subject matter herein addressed, and sets out the full agreement between the parties concerning its subject matter.

        13.    Notices.    Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person or if mailed, by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at the address for Employee appearing in Employer's records and, in the case of Employer, addressed to its Chief Executive Officer at the address first written above. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

        14.    Periods of Time.    Whenever in this Agreement there is a period of time specified for the giving of notices or the taking of action, the period shall be calculated excluding the day on which the giver sends notice and excluding the day on which action to be taken is actually taken.

        15.    Counterparts.    This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument.

        16.    Previous Agreement.    The previous agreement, dated January 27, 2000, between CMUS and Employee will be terminated, effective on the date of full execution of this Agreement, and will on that date have no further force or effect.

        IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement as of the day and year first above written.

CROWN MEDIA HOLDINGS, INC.
By	/s/ DAVID J. EVANS David J. Evans
Title	President & CEO
EMPLOYEE
/s/ WILLIAM J. ABBOTT William Abbott

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  Exhibit 10.7